Exhibit 10.18

LEASE

This Lease (this “Lease”) is made and entered into as of March 11th, 2022, by and between BCORE DEFENDER CA1W03, LLC, a Delaware limited liability company (“Landlord”), and AEROVIRONMENT, INC., a Delaware corporation (“Tenant”).

1.BASIC TERMS AND DEFINITIONS.

(a)	Definitions: The capitalized terms below have the corresponding definitions. In addition, other capitalized terms used in this Lease have the meanings set forth in Exhibit A.

(b)	“Premises”: the approximately 105,083 rentable square feet leased to Tenant under this Lease, as shown and described in Exhibit B.

(c)	“Building”: the building where the Premises are located consisting of approximately 105,083 rentable square feet, with an address of: 85 Moreland Road, Simi Valley, California 93065.

(d)	“Project”: Consisting of the Premises, the Land, the Common Areas, the Building and any other improvements on or appurtenances to the Land.

(e)	“Lease Commencement Date”: July 1, 2022

(f)	“Lease Expiration Date”: June 30, 2025 or such earlier date as this Lease terminates in accordance with its terms.

(g)	“Estimated Expenses”: initially $__________ per month for the first complete month, as further described in this Lease.

(h)	“Tenant’s Share”: 100%

(i)	“Permitted Use”: For manufacturing, warehousing and distribution of aerospace material, with ancillary office uses.

(j)	“Security Deposit”: none.

(k)	“Notice Addresses”:

Landlord:	Tenant:

BCORE Defender CA1W03, LLC	AeroVironment, Inc.
c/o Link Logistics Real Estate	85 Moreland Road, Simi Valley
Management LLC	California 93065
90 Park Avenue 32nd Floor	Attention:

New York, New York 10016
Attention: General Counsel	With a copy, with respect to billing purposes, to:
Email: legal@linklogistics.com
Email:
and

BCORE Defender CA1W03, LLC

c/o Link Logistics Real Estate

Management LLC

602 West Office Center Drive, Suite 200

Fort Washington, Pennsylvania 19034

Attention: Lease Administration

Email: leaseadministration@linklogistics.com

With a copy, with respect to certificates of insurance,

to TenantCOI@linklogistics.com

2.LEASED PREMISES. Landlord, in consideration of the payment of Rent and the performance by Tenant of all other terms, covenants and conditions of this Lease (subject to notice and cure provisions set forth herein, if applicable), leases to Tenant the Premises.  Tenant acknowledges that it is currently in possession of the Premises.  Tenant accepts the Premises, and the Building “AS-IS”, without any representation or warranty of any kind, express or implied, by Landlord, other than as expressly set forth in this Lease.  Landlord and Tenant stipulate and agree to the rentable square footages set forth in the “Basic Terms and Definitions” Section, without regard to actual measurements. Notwithstanding the foregoing, in the case of a change to the Project, Landlord may in its sole discretion measure the rentable square footages of the Premises, the Building or the Project (based on the appropriate BOMA [Building Owners and Managers Association] standard, as set forth at https://www.boma.org/BOMA/BOMA-Standards/BOMA_Floor_Measurement_Standards/BOMA_Floor_Measurement_Standards.aspx) and update Tenant’s Share and/or the square footage of the Premises for all purposes under this Lease by delivery of written notice to Tenant.

3.USE. Tenant agrees to use the Premises for the Permitted Use, and for no other use or purpose. Tenant must comply with the Rules and Regulations, a copy of which is attached as Exhibit C. Tenant will, at its sole cost, comply with, and cause Tenant’s Parties to comply with, all Applicable Laws pertaining to the Premises or Tenant’s use or occupancy of the Premises, and obtain any permits, approvals, or licenses required for such use and occupancy. Tenant shall not use the Premises in any manner that would cause the Premises or the Project to be considered a “place of public accommodation” under the ADA. If an Alteration to the Premises or the Project becomes required under any Applicable Law, or requested in a citation issued by a governmental authority, as a result of (i) Tenant’s particular use of the Premises (as opposed to warehouse and distribution with ancillary office uses in general), or (ii) any Alterations performed by or at the request of Tenant, then Tenant shall upon Landlord’s demand make such required Alteration at Tenant’s sole cost or pay Landlord the cost incurred by Landlord for the Alteration.

4.LEASE TERM. Tenant acknowledges that it is currently in occupancy of the Premises pursuant to that certain Standard Industrial/Commercial Single-Tenant Lease - Net dated February 12, 2007 by and between OMP INDUSTRIAL MORELAND, LLC,  a Delaware limited liability company, as predecessor-in-interest to Landlord, and Tenant (the “Existing Lease Agreement”), as amended by that certain First Amendment to Lease dated October 10, 2011 and that certain Second Amendment to Lease dated June 2, 2017, both Amendments being between Simi Valley NCR, a California limited liability company, as lessor, and Tenant, as lessee (the Existing Lease Agreement, as amended, the “Existing Lease”).  Effective as of the Lease Commencement Date of this Lease, the Existing Lease shall terminate.  Tenant’s occupancy of the Premises prior to the Lease Commencement Date shall be governed solely by the Existing Lease, except that Tenant shall not be entitled to exercise any options contained in the Existing Lease or to receive any allowances or leasehold improvement work described therein which has not been provided or performed by Landlord as of the date hereof.  Upon the expiration of the Existing Lease, Landlord and Tenant shall have no further obligations thereunder except for those obligations which expressly survive the termination thereof; provided, however, Tenant shall remain liable for all additional rent and other sums payable under the Existing Lease up to and including the termination date of the Existing Lease even though billings for such may occur subsequent to the termination date.  Any default by Tenant under the Existing Lease shall be deemed a default under this Lease.

5.RENT. Commencing on July 1, 2022, Tenant must pay Landlord in advance, on the first day of each calendar month, the monthly Base Rent (set forth in Section 6 below), without notice, demand, abatement, offset or deduction. Base Rent and Estimated Expenses shall be appropriately prorated by Landlord on a per diem basis for any partial month during the Term. Any other Additional Rent shall be due and payable by Tenant on or before 10 days after billing by Landlord. Attached hereto as Exhibit D are instructions for all payments by Tenant to Landlord, which may be updated from time to time by written notice delivered by Landlord to Tenant. Tenant’s payment obligations under this Lease are absolute and unconditional and independent covenants from Landlord’s covenants under this Lease. If Tenant is delinquent in the payment of any Rent for more than 5 business days, Tenant shall pay to Landlord a late charge equal to 5% of such delinquent sum and interest on the late fee and unpaid Rent from the date such amount was due until paid in full at the Applicable Interest Rate. Said late charge shall be in addition to any other rights and remedies available to Landlord under this Lease, at law, or in equity, and shall not be construed as a penalty. Tenant shall also pay Landlord any cost incurred by Landlord in connection with a check presented by Tenant that is declined due to insufficient funds.

6.BASE RENT. Base Rent is as follows:

Period	Monthly Base Rent
7/1/22 – 6/30/23	$99,828.85
7/1/23 – 6/30/24	$103,322.86
7/1/24 – 6/30/25	$106,939.16

Notwithstanding the foregoing, Base Rent is abated during the period from July 1, 2022 through July 31, 2022 (the “Abatement Period”), after which Tenant must pay Base Rent as set forth above. Tenant nonetheless owes Additional Rent during the Abatement Period, and Landlord can charge its management fee as though Base Rent were not abated. In the case of an Event of Default uncured by Tenant, Base Rent abated pursuant to this Section shall immediately become due and payable in full.

7.SECURITY DEPOSIT. [Intentionally Deleted].

8.UTILITIES. Tenant shall timely pay the cost (including related taxes and charges) of all utility services (including without limitation water, gas, propane, diesel, electricity, sewer, waste, telecommunications and data) used on or provided to the Premises or Project. Tenant shall obtain utility services for the Premises in Tenant’s own name and timely pay for the costs therefor directly to the respective utility provider. Tenant may select its own telecommunications or data service and will pay the cost therefor, and Landlord will not be responsible for providing any such service connections to the Building. Landlord shall not be responsible or liable for any interruption in utilities or services, or for any injury to property caused thereby, nor shall such interruption affect the continuation or validity of this Lease, constitute an eviction, give rise to an abatement or relieve Tenant from full performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if any interruption or discontinuance of utilities is caused by the gross negligence or willful misconduct of Landlord or its employees, or by any person acting for Landlord or on its behalf, and if such interruption or discontinuance continues beyond 3 consecutive business days and materially and adversely affects Tenant’s ability to conduct its business in the Premises, and on account of such interruption or discontinuance, Tenant ceases doing business in the Premises (or a material portion thereof), Rent shall abate thereafter (as to the Premises or as to such material portion thereof, as the case may be) and for the duration of such interruption or discontinuance.  Landlord acknowledges that, under the Existing Lease, Tenant is currently already contracting with companies providing such utilities or services to the Project, Building or the Premises, and agrees that such companies may continue to provide such services under this Lease. Upon written request no more often than once a quarter, Tenant shall provide to Landlord reasonable utility consumption data and other related information (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain the same from the applicable provider). Tenant shall cooperate with Landlord to conduct ASHRAE (American Society of Heating, Refrigerating and Air Conditioning Engineers) energy audits of the Building and Project.

9.EXPENSES. On the Lease Commencement Date and the first day of each calendar month thereafter during the Term (including during the period from July 1, 2022 through July 31, 2022), Tenant shall pay to Landlord an amount equal to 1/12 of the annual cost, as reasonably estimated by Landlord, of Tenant’s Share of Operating Expenses (as defined in Exhibit A hereto)_(“Estimated Expenses”). Estimated Expenses shall be appropriately prorated by Landlord on a per diem basis for any partial month during the Term. If the Building and/or the Project is less than fully occupied during any calendar year, then the variable components of Operating Expenses as determined by Landlord shall be calculated as if the Building and/or the Project had been fully occupied for the full calendar year.

a.ESTIMATED EXPENSES NOTICE. Landlord can from time to time provide Tenant with written notice (an “Estimated Expenses Notice”) of the monthly Estimated Expenses due and payable by Tenant with respect to the period covered by the notice. (The initial monthly Estimated Expenses is set forth in the “Basic Terms and Definitions” Section above.) The Estimated Expense amounts set forth in an Estimated Expenses Notice shall be based upon Landlord’s estimate of Operating Expenses to be incurred with respect to the period covered by the notice. Landlord may invoice Tenant separately from time to time for any extraordinary or unanticipated Estimated Expenses.

b.EXPENSE RECONCILIATION. Promptly after the end of each calendar year during the Term and the Lease Expiration Date, and at any other time in Landlord’s discretion, Landlord shall make an accounting of actual Operating Expenses for the preceding calendar year and provide Tenant with a written statement of Tenant’s Share of such Operating Expenses (a “Reconciliation Statement”).  Within 30 days after delivery of a Reconciliation Statement to Tenant, Tenant shall pay to Landlord the amount by which actual Operating Expenses exceeded Estimated Expenses paid during the covered period (and if the actual expenses were less than Estimated Expenses paid, Landlord shall at its option either credit Tenant’s account or reimburse Tenant for any overpayment by Tenant). In the case of any expenses the actual amount of which is not known at time of delivery of a Reconciliation Statement, Landlord may rely on its estimates of such expenses to generate the Reconciliation Statement and perform another accounting once actual amounts are known and deliver an additional Reconciliation Statement. If requested by Tenant within 15 days of the delivery of a Reconciliation Statement, Landlord shall provide or make available the supporting data upon which Landlord based the Reconciliation Statement. If Tenant does not object by written notice to Landlord within 30 days of delivery of a Reconciliation Statement, Tenant shall be deemed to have waived the right to contest the Reconciliation Statement. Landlord’s and Tenant’s obligations to pay any overpayment or deficiency due the other pursuant to this Section shall survive the Lease Expiration Date.

c.TENANT’S EXPENSES. Prior to delinquency, Tenant shall pay (and, upon request, provide Landlord with evidence of payment of) all Taxes (as defined in Exhibit A) and all other taxes and assessments, together with any interest, charges, fees and penalties in connection therewith, levied upon or arising from (a) Tenant’s Property, (b) the conduct of Tenant’s business, or (c) Tenant’s leasehold estate. Tenant shall pay all such Taxes and other amounts directly to the applicable taxing authority, or if such amounts are billed to or paid by Landlord, then Tenant shall pay such amounts to Landlord within thirty (30) days after receipt of Landlord’s invoice therefor.

10.	INDEMNITY AND WAIVER OF CLAIMS.

a.INDEMNITY. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and the Indemnitees from and against Losses, which may be imposed upon, incurred or suffered by or asserted against Landlord or any of the Indemnitees at any time prior to, during or after the Term arising out of or in connection with Tenant’s occupancy or use of the Premises, any acts or omissions of Tenant or any Tenant Party, or the conduct of Tenant’s business, or otherwise in, upon or about the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord or of the Indemnitees. The obligations of Tenant under this Section shall survive the Lease Expiration Date.

b.WAIVER OF CLAIMS. Except to the extent any loss, illness, injury, or damage is caused by the gross negligence or willful misconduct of Landlord or Indemnitees, Tenant, as a material part of the consideration to Landlord, hereby assumes all loss due to business interruption and all risk of illness or injury to persons in, upon or about the Premises and/or the Project arising from any cause and all risk of damage to property including, but not limited to, Tenant’s Property and all Tenant’s Parties and all Alterations, and Tenant hereby expressly releases Landlord and the Indemnities and waives all claims in respect thereof against Landlord and the Indemnitees.

11.	INSURANCE.

a.LANDLORD. Landlord shall maintain insurance policies insuring the Project against fire and extended coverage (including, if Landlord elects, “special cause of loss form” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building (including coverage of any Alteration made by Landlord, but excluding coverage of Tenant’s Property and any Alterations made by Tenant or a Tenant Party), with deductibles in the form and endorsements of such coverage as selected by Landlord. Landlord can obtain its insurance through a blanket policy or captive insurance program. Landlord may also in its discretion obtain other coverage for the Project.

b.TENANT. Tenant shall, at Tenant’s sole expense, obtain and keep in force at all times the following insurance in the following coverage amounts, which coverage amounts Landlord may reasonably increase from time to time upon reasonable advance written notice to Tenant in the event Tenant’s operations change or Landlord otherwise reasonably determines that such coverage amounts are inadequate under the circumstances:

i.Commercial General Liability Insurance (Occurrence Form).  Commercial General Liability Insurance (“CGL Policy”) covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with primary limits of at least $1,000,000 each occurrence and $2,000,000.00 annual aggregate;

ii.Automobile Liability Insurance. Business automobile liability insurance having a combined single limit of not less than $1,000,000.00 per occurrence and including owned, hired or non-owned automobiles;

iii.Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by applicable state and federal statute,

and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Premises, together with employer’s liability insurance coverage in the amount of at least $1,000,000.00;

iv.Property Insurance. “All risk” or “special cause of loss form” property insurance including coverage for vandalism, malicious mischief, sprinkler leakage and, if applicable, boiler and machinery comprehensive form, on a replacement cost basis, insuring (a) all Tenant’s Property, and (b) all Alterations made by Tenant or a Tenant Party, in each case, in an amount equal to the then applicable full replacement cost thereof. In the event property of Tenant’s invitees or customers are kept in the Premises or Project, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer;

v.Business Interruption. Loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings for a period of not less than 12 months, attributable to all perils included in the “all risk” or “special cause of loss form” property insurance policy required above or attributable to prevention of access to the Premises as a result of such perils; and

vi.Umbrella/Excess Insurance. An umbrella liability policy or excess liability policy having a limit of not less than $5,000,000.00, which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds.

VII.General. Tenant’s insurance company shall be authorized to do business in the state in which the Premises is located and be rated at least “A VIII” (or higher if required by a Mortgagee) as determined by A.M. Best Company. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of ACORD 28 and ACORD 25-S (or in a form acceptable to Landlord in its reasonable discretion), on or before the Lease Commencement Date or any earlier date on which Tenant or any Tenant Party accesses the Premises and, at least 10 days prior to the expiration of any required coverage. Landlord, Landlord’s Mortgagee, if any, and any other party designated by Landlord, as their interests may appear, shall be named as additional insureds (“Additional Insureds”) under Insurance Services Office endorsement CG 20 10 04 13 or equivalent under all of the policies required in this “Insurance” Section, which (a) endorsement shall be included with Tenant’s certificates of insurance, and (b) policies shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance maintained by the Additional Insureds shall be excess and non-contributing. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall notify Landlord within 24 hours after the occurrence of any accidents or incidents in the Premises or the Project which could give rise to a claim under any of the insurance policies required under this “Insurance” Section. Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease with deductible amounts, or through any self-insurance or self-insured retention, in excess of $25,000.00, without Landlord’s consent, subject to such additional conditions as Landlord may impose, in Landlord’s sole discretion.

c.MUTUAL WAIVER OF SUBROGATION. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered under the terms of any policy of property insurance, to the extent such releases or waivers are permitted under applicable law; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in the “Environmental Matters” Section below. The failure of a party to insure its property shall not void this waiver. For purposes of this subsection, (but subject to the terms of the Tenant’s Obligations subsection below), any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectible policies of insurance.

12.	REPAIRS AND MAINTENANCE.

a.Tenant Obligations. Except as otherwise expressly provided in the “Landlord Obligations” Section below, Tenant, at Tenant’s sole cost and expense, shall Maintain the Premises, Building and Project in good, clean and safe condition, including, without limitation, the following:

(a) the Systems serving the Premises (including, without limitation, exterior lighting and supplemental life safety systems relating to Tenant’s use of the Premises, specialty sprinkler systems and fire suppression systems);

(b) all fixtures and equipment in the Premises, Building and Project (including, without limitation, the floor/concrete slab, subfloors and floor coverings, all interior and exterior doors and windows, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines and equipment);

(c) any fencing exclusively serving the Premises;

(d) all utility lines, hook ups and connections;

(e) the roof membrane and the non-structural portions of the Building exterior walls (including, without limitation, exterior façade painting and caulk repair) and roof (including, without limitation, insulation, flashings and membrane); and

(f) exterior landscaping, sidewalks, parking areas loading areas and driveways. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following: security; interior pest control; interior window cleaning; janitorial; trash and recyclables collection services (including dumpsters); elevators; office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Tenant Maintenance work shall be subject to the applicable provisions of the “Alterations; Liens” Section of this Lease below.

At its discretion, Tenant shall either utilize its existing internal maintenance staff, or alternatively, at Tenant’s sole cost, enter into a regularly scheduled preventive maintenance/service contract (“Service Contract”) with a maintenance contractor reasonably acceptable to Landlord for servicing (a) HVAC System in compliance with Exhibit E attached hereto, and (b) all dock equipment exclusively serving the Premises. If Tenant contracts with a maintenance contractor, Tenant shall deliver full and complete copies of the Service Contract (and any other service contracts entered into by Tenant) to Landlord at the commencement of each Lease Year and upon demand from Landlord. All Maintenance by Tenant shall utilize materials and equipment that meet or exceed the quality originally used in constructing the Building and Premises. In the event Tenant fails, in the reasonable judgment of Landlord, to Maintain the Premises, Building or Project to Landlord’s reasonable satisfaction, which failure continues at the end of 15 days following delivery of notice by Landlord to Tenant describing such failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such Maintenance at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to 10% of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of Maintenance and deliver copies thereof to Landlord upon request. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Alterations, or other Maintenance made necessary because of the acts or omissions of Tenant or any Tenant Party (including, without limitation, Tenant Alterations and/or Tenant Maintenance work, Tenant’s special or particular use of the Premises and Tenant voiding a warranty that would otherwise have covered a cost), in each case, to the extent not covered by applicable insurance proceeds paid to Landlord (Tenant being responsible for Landlord’s commercially reasonable deductible notwithstanding the waiver of claims set forth in the “Mutual Waiver of Subrogation” subsection above).

b.Landlord Obligations. Landlord shall only be required to maintain the structure of the Building (including the structural portions of the roof (excluding the roof membrane)), at Landlord’s sole expense, without reimbursement from Tenant, unless the necessity for repairs to the same are necessitated due to the acts or omissions of Tenant or a Tenant Party (in which event Tenant shall be responsible for the cost of the same).  Notwithstanding the foregoing, Landlord shall not be required to make any repairs resulting from fire or other casualty or a Taking, except as provided in “Damage and Destruction” and “Condemnation” Sections below. Tenant shall immediately notify Landlord in writing if Tenant becomes aware of (a) any areas of water intrusion or mold in or about the Premises, or (b) any condition that is Landlord’s responsibility to Maintain.

13.	ALTERATIONS; LIENS.

a.Alterations. Tenant, at its sole cost, may install necessary trade fixtures, equipment and furniture in the Premises (it being agreed that such installation shall not be deemed an Alteration), provided that the installation and removal of them will not affect any structural portion of the Project, any System or any other equipment or facilities serving the Project or any occupant. Except for any Alterations or Tenant Maintenance work that, in either instance, (a) does not exceed $10,000.00 in the aggregate, (b) is not visible from the exterior of the Premises, (c) does not affect any System or any structural components of the Project, and (d) does not require penetrations into, or work within, the floor, ceiling or walls, Tenant shall not construct, nor allow to be constructed, any Alterations or Tenant Maintenance work in the Premises or on the Project without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. With respect to any Alterations or Tenant Maintenance work made by or on behalf of Tenant (whether or not it requires Landlord’s consent): (a) not less than 10 days prior to commencing any Alteration or Tenant Maintenance work, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration or Tenant Maintenance work, together with certificates evidencing that Tenant’s contractors and subcontractors have insurance coverage to Landlord’s reasonable satisfaction; (b) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor; (c) the Alteration or Tenant Maintenance work shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Applicable Laws and the plans and specifications delivered to and approved by Landlord; (d) the Alteration or Tenant Maintenance work shall be completed promptly after the commencement thereof and performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency; (e) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary; and (f) upon Landlord’s request Tenant shall, prior to commencing any Alteration or Tenant Maintenance work, provide Landlord reasonable security against liens arising out of such construction. Upon completion, Tenant shall furnish Landlord with (i) “as-built” plans (in CAD format, if requested by Landlord) for Alterations, completion affidavits and full and final waivers of lien, and (ii) the warranties from Tenant’s contractor(s), which shall be for the benefit of Landlord as well as Tenant. Any Alteration by Tenant shall be the property of Tenant until the Lease Expiration Date; at that time Tenant, at its sole cost, shall remove any Alteration(s) and repair all damage caused by the installation or removal thereof and will restore the Premises or the Project to the condition existing prior to Tenant’s Alteration; provided, however, at the Lease Expiration Date, and at Landlord’s sole option, without payment by Landlord, Landlord may require Tenant to leave any Alteration(s) at the Premises, in which event they shall become the property of Landlord.

b.Liens. Tenant, at its sole cost, shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics’ and materialmen’s liens. Tenant, at its sole cost, shall remove any such lien within 15 days after notice from Landlord. If Tenant fails to do so, an Event of Default by Tenant shall have occurred, and Landlord may bond, insure over or pay the amount necessary to cause such removal, whether or not such lien is valid, and charge the Tenant such amount, together with reasonable attorneys’ fees and expenses, in addition to all other remedies Landlord has under this Lease, at law or in equity.

14.LANDLORD’S RIGHT OF ENTRY. Landlord reserves the right to enter the Premises upon reasonable notice to Tenant (including by telephone or email) and without notice in case of an emergency, and to undertake the following: (i) to inspect, monitor, investigate, test or Maintain the Premises and/or the Project; (ii) to verify Tenant is complying with its obligations hereunder; (iii) to perform Landlord’s obligations hereunder; (iv) to make permitted, or inspect Tenant’s, Alterations; (v) to install, use, Maintain, alter or relocate any pipes, ducts, conduits, wires, equipment and other facilities at the Project; (vi) to install, Maintain and operate conduit cabling within the utility and/or conduit ducts and risers at the Project; or (vii) to show the Premises for the purpose of sale, insurance or financing, and, during the last 12 months of the Term (or following any Event of Default), leasing the Premises to another tenant. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after normal business hours. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights. The entry and authority granted to Landlord under this Section shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

Landlord acknowledges that, consistent with Tenant’s Permitted Use under this Lease, Tenant is required to comply with the export control laws and regulations of the United States Department of Commerce, the United States Department of State, and other United States government agencies relating to the export of (i.e., the sharing of or access to) commercial or military technology, including but not limited to the U.S. Arms Export Control Act, as amended, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR), the Export Administration Act, as amended, the Foreign Assets Control Regulations (collectively, “Export Control Laws”).  These Export Control Laws require Tenant to obtain information concerning the citizenship or immigrant status of all persons who enter or otherwise seek access to the Project if such entry involves access to areas containing “Technical Data” as defined by applicable law.  Landlord acknowledges and agrees to furnish such information for all of Landlord’s employees, representatives, or agents before such individuals enter or otherwise access the Project, and that, except in the event of an emergency, Tenant may deny entry or access to the Project by such persons if such information is not furnished. Landlord further acknowledges and agrees that if any of its employees, representative, or agents are “Foreign Persons” as defined by applicable law, that Tenant may deny entry or access to the Project by such persons, consist with the Export Control Laws.  If Tenant denies entry to Landlord or Landlord’s employees, representatives, or agents, then in no event shall Landlord have any liability or otherwise be in default with respect to Landlord’s inability to perform, or delay in the performance of, Landlord’s obligations resulting therefrom.

15.ENVIRONMENTAL MATTERS. Tenant shall not cause nor permit, nor allow any of Tenant’s Parties to cause or permit, any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, in, under or about the Premises or the Project, except for routine office and janitorial supplies in usual and customary quantities stored, used and disposed of in accordance with all applicable Environmental Laws. Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device at the Project without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion. Tenant shall neither create nor suffer to exist, nor permit any Tenant Party to create or suffer to exist, any lien, security interest or other charge or encumbrance of any kind with respect to the Project, including without limitation, any lien imposed pursuant to Section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9607(1)) or any similar state statute. As defined in Environmental Laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the

“owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant and Tenant’s Parties shall immediately notify Landlord and the respective property manager in writing of the violation of any Environmental Law or presence or suspected presence of any Hazardous Materials (other than office and janitorial supplies as permitted above) in, on, under or about the Premises or the improvements or the soil or groundwater thereunder. Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. Within 10 days following receipt by Tenant of a written request therefor from Landlord (which request shall not be made more often than annually), Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, or any combination thereof, which were stored, generated, used or disposed of on, in, under or about the Premises for the 12-month period prior to and after each such request, or which Tenant intends to store, generate, use or dispose of on, in, under or about the Premises. Similarly, within 10 days of written request from Landlord, Tenant will complete a certification as to its compliance with this Section. Landlord may conduct environmental testing, including “Phase I”, around the Lease Expiration Date and treat as an Operating Expense. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless the Indemnitees from and against any and all Losses of or in connection with (a) Tenant and/or any Tenant Party’s breach of this Section, or (b) the presence of Hazardous Materials on, in, under or about the Premises, the Land, the Project or other property as a result (directly or indirectly) of Tenant’s and/or any Tenant Party’s activities, or failure to act, in connection with the Premises, the Project or this Lease. This indemnity shall include, without limitation, any Losses arising from or in connection with (i) the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or a Tenant Party, (ii) the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, (iii) interest, penalties and damages arising from claims brought by or on behalf of employees of Tenant (with respect to which Tenant waives any right to raise as a defense against Landlord any immunity to which it may be entitled under any industrial or worker’s compensation laws), and (iv) fees, costs or expenses incurred for the services of attorneys, consultants, contractors, experts, laboratories, and all other costs incurred in connection with the investigation, monitoring or remediation of such Hazardous Materials or violation of such Environmental Laws. Landlord shall have the right to direct any and all remediation activities, all of which shall be performed at Tenant’s sole cost. Neither the written consent by Landlord to the presence of Hazardous Materials on, in, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations pursuant to the foregoing indemnity shall survive the Lease Expiration Date.

16.DAMAGE AND DESTRUCTION. If at any time during the Term all or a portion of the Premises are damaged by a fire or other casualty, then Tenant shall promptly notify Landlord. Within 60 days after Landlord becomes aware of such damage, Landlord shall inform Tenant of the amount of time Landlord reasonably estimates to restore the Premises (including the restoration of any Alteration made by Landlord), except for modifications required by Applicable Laws, and excluding the repair, restoration or replacement of the fixtures, equipment, or Alterations made by Tenant or a Tenant Party. If the restoration time is estimated to exceed 9 months from the issuance of all required permits, then either Tenant (unless the damage was caused by Tenant’s negligence or intentional act) or Landlord may elect to terminate this Lease effective as of the date of fire or other casualty by giving notice to the other within 15 days after Landlord’s notice, and Tenant shall promptly remove any salvageable personal property it seeks to retain from the Premises if Landlord deems the Premises safe for entry. In addition, Landlord shall have the right to terminate this Lease, if the loss is not covered by insurance, within 30 days of receiving notice of this fact. If this Lease is not, or cannot be, terminated in accordance with the foregoing, then, subject to receipt of sufficient insurance proceeds and delays due to Force Majeure, Landlord shall commence to restore the Premises (including any Alterations made by Landlord) to substantially the same condition that existed immediately prior to the fire or other casualty, except for modifications required by Applicable Laws, and excluding the repair, restoration or replacement of the fixtures, equipment, or Alterations made by Tenant or a Tenant Party. Notwithstanding the foregoing, each of Tenant (unless the damage was caused by Tenant’s negligence or intentional act) and Landlord may terminate this Lease if the Premises are damaged by a fire or other casualty during the last year of the Term and Landlord reasonably estimates that it will take more than 3 months to repair such damage. Rent shall be abated from the time of a fire or other casualty until Landlord’s repair and restoration obligations are completed by the percentage equal to the area of the Premises that is untenantable, if any, divided by the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section, Tenant waives any right to terminate this Lease by reason of damage or casualty loss. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from a fire or other casualty or the repair thereof. Tenant shall not interfere with or delay, and instead cooperate with Landlord, in Landlord’s completion of Landlord’s repair and restoration obligations. Tenant agrees that the terms of this Section shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

17.CONDEMNATION. If all of the Premises is Taken, then this Lease shall terminate. If any part of the Premises is Taken and (i) Landlord determines the Taking would materially interfere with or impair its ownership or operation of the Project, (ii) Landlord determines the portion not Taken is insufficient in Landlord’s discretion for the reasonable operation of Tenant’s business, or (iii) in Landlord’s opinion it would be impractical or the condemnation proceeds insufficient to restore the remainder, then, in each case, upon written notice by Landlord, this Lease shall terminate. In the event this Lease is terminated in accordance with either of the foregoing sentences, then this Lease shall terminate as of the date the condemning authority takes possession and Rent shall be apportioned as of said date. If this Lease is not terminated after a Taking, then, subject to any delays due to Force Majeure, Landlord shall restore the Premises (including any Alterations made by Landlord) to a condition as near as reasonably possible to the condition prior to the Taking (except for modifications required by Applicable Laws, and excluding the repair, restoration or replacement of the fixtures, equipment, or Alterations made by Tenant or a Tenant Party), and the Rent payable hereunder during the unexpired Term shall be reduced to reflect the Taking as reasonably determined by Landlord. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent the same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for compensation for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items can be made to Tenant. Tenant agrees that the terms of this Section shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

18.DEFAULT.

a.Event of Default. The occurrence of any of the following events shall, at Landlord’s option, constitute an “Event of Default”:

i.Tenant fails to pay in full any and all Rent when due and, if written notice to the Tenant of such failure is required under this Lease, the failure continues for a period of 3 days after written notice to Tenant.

ii.Tenant or any guarantor of Tenant’s obligations hereunder (a) makes a general assignment for the benefit of creditors, (b) commences any Proceeding for Debt Relief, (c) becomes the subject of any Proceeding for Debt Relief that is not dismissed within 60 days of its filing or entry, or (d) dies or suffers a legal disability (if Tenant or Guarantor is an individual) or is dissolved or fails to maintain its legal existence (if Tenant or Guarantor is a corporation, partnership or other entity).

iii.Tenant enters into or permits any Transfer in violation of the “Assignment and Subletting” Section below.

iv.Tenant fails to maintain insurance as required by the “Insurance” Section above.

v.Tenant fails to observe or comply with any provision of this Lease and, if written notice to the Tenant of such failure is required under this Lease, the failure continues for a period of 10 days after written notice to Tenant (extended to 30 days if the default cannot reasonably be cured within such 10 days, and Tenant has begun to cure the default).

b.Landlord’s Remedies. Upon any Event of Default, Landlord shall have the right to pursue any of the following remedies, without notice or demand, in addition to any other remedies available to Landlord under this Lease, at law or in equity, all of which shall be cumulative and nonexclusive:

i.Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may enter and take possession of the Premises and remove Tenant and any other person occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Landlord may recover from Tenant the following: (a) all accrued and unpaid Rent accrued through the date of termination; (ii) the cost to Landlord, not yet amortized through the date of termination in accordance with generally accepted accounting principles, of the Alterations paid for and installed by Landlord pursuant to this Lease; (iii) the Costs of Reletting; (iv) the positive difference, if any, of the present value of the Rent, less the present value of the then fair market rental value for the Premises, for the remainder of the Term had this Lease not been terminated, such present value computed in each case using a discount rate of 9% per annum; (v) any damages in addition thereto, including reasonable attorneys’ fees, court costs, and collection services, and costs to remove and store Tenant’s Property, which Landlord sustains by reason of the breach of any of the terms, conditions and covenants of this Lease; and (vi) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by law.

ii.Landlord may enter the Premises without terminating this Lease, and in its discretion remove any property from the Premises, and relet the Premises or any part thereof for the account of Tenant, upon such terms as Landlord in Landlord’s sole discretion shall determine. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. In connection with such reletting, Landlord may make repairs, alterations, and additions to the Premises to the extent deemed reasonably necessary by Landlord, and Tenant shall upon demand pay the cost thereof. Landlord may collect the rents from any such reletting and apply the same first to the payment of the repairs, alterations, additions, expenses of re-entry, attorney’s fees, court costs, collection services, and leasing commissions and second to the payment of Rent to be paid by Tenant, and any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same thereafter becomes due and payable hereunder. No such re-entry or repossession, repairs, alterations and additions or reletting shall be construed as an eviction or ouster of Tenant or as an election by Landlord to terminate this Lease unless written notice thereof is delivered by Landlord to Tenant, nor shall the same operate to release the Tenant in whole or in part from any of the Tenant’s obligations hereunder. Landlord may at any time sue and recover judgment for any damages remaining after the application of proceeds from any such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

iii.Landlord may, without any obligation to do so, cure the default on behalf of Tenant, in which case Landlord may enter the Premises without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom. Tenant agrees to pay Landlord an amount equal to 110% of any expenses that Landlord may incur in curing the default, including without limitation, attorney’s fees, together with interest thereon at the Applicable Interest Rate from the date of expenditure.

c.Notice. Notice periods provided for in this Lease shall run concurrently with any statutory notice periods, and any notice given hereunder may be given simultaneously with or incorporated into a statutory notice. Notwithstanding any provision to the contrary in this Lease, (a) Landlord shall not be required to give Tenant any notice or opportunity to cure any specific monetary or non-monetary default that occurs more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any notice or cure rights provided under this Lease, and (b) Landlord shall not be required to give any notice or cure period as described in the “Events of Default” subsection above for a breach of the “Memorandum of Lease” subsection or any other covenant by Tenant that has a separate notice and/or cure period (e.g., Tenant’s failure to provide an estoppel on 10 days’ notice as described in the “Estoppel; Financials” subsection below shall be an Event of Default without the requirement to provide additional notice), or in an emergency.

d.General. Tenant waives, for itself and all those claiming by, through or under Tenant, by order or judgment of any court or any legal process or writ, this Lease and Tenant’s right of occupancy of the Premises after any termination. Exercise by Landlord of any right or remedy shall not be deemed to be an acceptance of surrender of the Premises, a termination of this Lease by Landlord or a release of Tenant from any of its obligations hereunder. No waiver by either Party of any breach by the other Party shall be a waiver of any subsequent breach, nor shall any forbearance by either Party to seek a remedy for any breach by the other Party be a waiver of any rights or remedies with respect to any breach. Efforts by a Party to mitigate the damages caused by the other Party’s default shall not constitute a waiver of the mitigating Party’s right to recover damages hereunder. Unless expressly stated otherwise in this Lease, no right or remedy conferred upon either Party is intended to be exclusive of any other right or remedy provided herein or at law or in equity, and each right or remedy shall be cumulative and nonexclusive and in addition to every other right or remedy given herein or at law or in equity. No payment by Tenant or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be a waiver of Landlord’s right to recover the balance due, which is expressly reserved, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction. Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished, because of Landlord’s failure to relet the Premises or collect rent due in respect of such reletting. If either party commences an action against the other party arising out of or in connection with this Lease, then the prevailing party shall be entitled to have and recover from the other party reasonably incurred attorneys’ fees, costs of suit, investigation expenses and discovery and other litigation costs, including costs of appeal. LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO THE SUBJECT MATTER OF THIS LEASE.

e.Mitigation.  In the event of a default under this Lease, Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

i.

Landlord’s obligation to mitigate damages after a default by Tenant shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

1.

Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

2.

Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Building or other buildings owned by Landlord or an affiliate of Landlord suitable for that prospective tenant’s use are (or soon will be) available.

3.

Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar space, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space.

4.

Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (a) disrupt the tenant mix or balance of the Building; (b) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (c) adversely affect the reputation of the Building; or (d) be incompatible with the operation of the Building.

5.

Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant (a “Substitute Lease”) which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

6.

Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless: (a) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a Substitute Lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or (b) Landlord, in Landlord’s sole and absolute discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease.

ii.

Upon compliance with the above criteria regarding the releasing of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section.

iii.

Tenant’s right to seek damages from Landlord as a result of a default by Landlord under this Lease shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant’s property or business, or to any of Tenant’s Parties, or other third parties that may be caused by any such default of Landlord.

19.	ASSIGNMENT AND SUBLETTING.

Except as provided below with respect to Landlord’s recapture rights, Tenant shall not enter into nor permit any Transfer, whether voluntarily or involuntarily or by operation of law, without Landlord’s prior written approval in a consent agreement or other writing, which approval shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (a) the proposed transferee is an existing tenant or affiliate of an existing tenant of Landlord or any of its affiliates, or Landlord or its affiliates are in discussions with such proposed transferee for space that is comparable or otherwise meets the business needs of proposed transferee, (b) the business, business reputation or creditworthiness of the proposed transferee or business use is unacceptable to Landlord in its sole discretion, (c) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee, (d) the proposed transferee is any entity or person that would be deemed a “related party tenant” of Landlord or any entity controlling, controlled by, or under common control with, Landlord,  or (e) Tenant is in default under this Lease. Notwithstanding the foregoing, Landlord’s consent shall not be required in the event of any Transfer by Tenant to any of its Affiliates, provided the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, and Tenant and the transferee otherwise comply with the terms and conditions of this Section. If Tenant desires to undertake a Transfer, then Tenant shall deliver to Landlord (a) written notice at least 15 days prior thereto, which includes current financial statements of the proposed transferee certified by an officer of the transferee, complete copies of the proposed Transfer documents and any other information Landlord reasonably requests, and (b) on or before the effective date of the Transfer, an assumption agreement or sublease, as applicable, reasonably acceptable to Landlord (executed by Tenant and the transferee), together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant hereunder. Whether or not a Transfer is consummated or approval is granted, Tenant shall pay Landlord (i) an administrative fee in the amount of $2,500.00, and (ii) reasonable attorneys’ and financial consultant’s fees incurred in the review of such proposed Transfer. This Lease may not be assigned by operation of law. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section shall be void at the option of Landlord. Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant’s rights hereunder.

In the event of (a) an assignment of this Lease to a party other than Tenant’s Affiliate, or (b) subletting of more than 20% of the rentable square footage of the Premises for more than 50% of the remaining Term (excluding unexercised options), Landlord shall have the right to recapture the entire Premises or the portion of the Premises that Tenant is proposing to sublease. If Landlord exercises its right to recapture, then this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. If Tenant receives rent or other consideration for any such Transfer in excess of the Rent, or in the case of a sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, then Tenant shall pay Landlord 75% of the amount by which such payment of rent or other consideration exceeds the Rent required hereunder, after Tenant’s recovery of its actual and reasonable attorney’s fees, brokerage commissions and improvement allowances or improvement costs incurred directly in connection with such assignment or subletting, determined on a straight-line basis. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made.

Notwithstanding anything to the contrary contained in this Lease, if either Tenant or any other person having a right to Use the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises (i) with any entity or person that would be deemed a “related party tenant” of Landlord or any entity controlling, controlled by, or under common control with, Landlord, or (ii) which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), then any such purported lease, sublease, license, concession or other agreement shall be null and void and ineffective as a Transfer of any right or interest in the Use of all or any part of the Premises.

20.	ESTOPPEL, FINANCIALS; SUBORDINATION, ATTORNMENT.

a.Estoppel; Financials. Tenant shall, within 10 days after receipt of written notice from Landlord from time to time: (a) execute and deliver to Landlord a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser) (it being agreed that, without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any Events of Default (to the best of Tenant’s knowledge) and the amount of Rent that is due and payable); and (b) provide to Landlord, any existing or prospective Mortgagee and/or any prospective purchaser reasonably requested Financials.  Any statements in an estoppel certificate relating to Landlord’s obligations under the Lease shall apply only to such obligations that have accrued prior to the date of such estoppel certificate.

b.Subordination; Attornment. This Lease shall unconditionally be and at all times remain subject and subordinate to any Mortgage now or in the future affecting the Premises, all without the necessity of Tenant executing further instruments to effect such subordination. This clause shall be self-operative, but Tenant shall execute and deliver to Landlord, within 10 days after Landlord’s request, any further instruments confirming the subordination of this Lease and any further instruments of attornment that a Mortgagee may reasonably request, including an SNDA in the form reasonably required by the applicable Mortgagee. Notwithstanding anything to the contrary contained in this Section, the holder of any such Mortgage may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in the event such Mortgagee shall have the same rights with respect to this Lease as though this Lease has been executed prior to the execution, delivery and recording of such Mortgage. No Mortgagee shall: (a) be obligated to cure any default of Landlord; (b) be bound by (i) any payment of Base Rent for more than 1 month in advance, (ii) the obligation for any broker commission(s), or (iii) any amendment or modification of this Lease made without the express written consent of such Mortgagee; and (c) be liable for, nor subject to, (i) any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease, or (ii) for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Mortgagee. The provisions of the “Damage and Destruction” and “Condemnation” Sections above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee. If any Mortgagee refuses to allow Landlord to restore the Premises for any reason and such Mortgagee’s refusal prevents Landlord from fulfilling its obligations under the “Damage and Destruction” and “Condemnation” Sections above, then Tenant shall have as its sole remedy with respect to such failure by Landlord to fulfill these obligations the right to terminate this Lease. Tenant agrees to give any Mortgagee a written copy of any notice of default served upon the Landlord by Tenant concurrently with delivery to Landlord, provided that, prior to such notice, Tenant has been notified in writing of the address of such Mortgagee.

21.LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING. TENANT SHALL LOOK SOLELY TO LANDLORD’S PREVIOUSLY DEFINED INTEREST IN THE BUILDING FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD INDEMNITEES. NEITHER LANDLORD NOR ANY LANDLORD INDEMNITEES SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD INDEMNITEES OR MORTGAGEES BE LIABLE TO TENANT FOR LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. LANDLORD SHALL NOT BE LIABLE FOR ANY BREACH UNLESS TENANT PROVIDES NOTICE SPECIFYING THE BREACH AND LANDLORD FAILS TO CURE THE BREACH WITHIN A REASONABLE PERIOD OF TIME AFTER DELIVERY OF THE NOTICE.  WHENEVER LANDLORD TRANSFERS ITS INTEREST, LANDLORD SHALL BE AUTOMATICALLY RELEASED FROM FURTHER PERFORMANCE UNDER THIS LEASE AND FROM ALL FURTHER LIABILITIES AND EXPENSES HEREUNDER AND THE TRANSFEREE OF LANDLORD’S INTEREST SHALL ASSUME ALL LIABILITIES AND OBLIGATIONS OF LANDLORD HEREUNDER ARISING FROM THE DATE OF SUCH TRANSFER.

22.INTENTIONALLY OMITTED.

23.HOLDING OVER. If Tenant remains in possession of all or any part of the Premises after the Lease Expiration Date, then such holding over shall be a tenancy at sufferance, for the entire Premises, subject to the terms and conditions of this Lease, except that Tenant shall pay monthly installments of Rent (determined on a per month basis without reduction for partial months during the holdover) equal to 150% of the monthly installment of Rent in effect immediately prior to such holding over. This Section shall not be construed as Landlord’s permission for Tenant to holdover. Acceptance of Rent by Landlord following expiration or termination shall not constitute an extension of the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Notwithstanding any provision in this Lease to the contrary, any holdover by Tenant, unless first consented to by Landlord, shall constitute an Event of Default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the case of an Event of Default by Tenant. If Tenant remains in possession of all or any part of the Premises after the Lease Expiration Date, then Tenant shall indemnify and hold Landlord harmless from and against all Losses (including, without limitation, consequential damages) resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the Lease Expiration Date and any related reasonable attorneys’ fees and brokerage commissions incurred.

24.NOTICES. Unless otherwise specifically set forth in this Lease, all notices shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service to the party’s respective Notice Address(es) set forth above; provided notices sent by Landlord regarding general property operational matters may be sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose; provided further, notices may be sent by Landlord to Tenant pursuant to the Tenant Portal as described in Exhibit D. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.SURRENDER. On the Lease Expiration Date, Tenant, at its sole cost, shall return possession of the Premises to Landlord in accordance with Tenant’s obligations under this Lease, and otherwise in the condition described on Exhibit F attached hereto, ordinary wear and tear and damage by fire or casualty excepted. Conditions existing as a result of (i) Tenant’s failure to Maintain the Premises or the Project, as required by this Lease, (ii) Tenant’s failure to abide by the terms of this Lease or its default, or (iii) the presence of Hazardous Materials on, in, under or about the Premises, the Project or other property as a result (directly or indirectly) of Tenant’s and/or any Tenant Party’s activities, or failure to act, in connection with the Premises or the Project, shall not be deemed “ordinary wear and tear.” On or before the Lease Expiration Date, Tenant, at its sole cost, shall remove Tenant’s Property from the Project and repair all damage resulting from such removal and restore the Project to good order and condition, subject to the “Alterations; Liens” Section above. If Tenant fails to remove any of Tenant’s Property as required hereunder, then Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord, and/or Landlord may at Tenant’s expense remove and/or dispose of any Tenant’s Property in any manner Landlord deems appropriate. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

26.STATE LAW. Attached hereto as Exhibit G are modifications to this Lease given the laws of the state where the Premises are located. To the extent of any inconsistency between the terms set forth in Exhibit G and the remainder of this Lease, the terms set forth in Exhibit G govern.

27.OTHER.

a.

Entire Agreement. This Lease sets forth the entire agreement between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein. This Lease may be modified only by a written agreement signed by an authorized representative of each of Landlord and Tenant.

b.

Time of Essence. Time is of the essence with respect to Tenant’s obligations and Landlord’s obligations under this Lease; provided that, if any date herein set forth for the performance of any monetary obligations by Landlord or Tenant, or for the delivery of any instrument or notice, should be on a Saturday, Sunday or Legal Holiday, the compliance with such monetary obligations or delivery will be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday.

c.

Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, then the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

d.

Law. This Lease, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Lease, or the negotiation, execution or performance of this Lease, shall be governed by, and enforced in accordance with, the internal laws of the state where the Premises are located.

e.

Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of the “Assignment and Subletting” Section above, Tenant.

f.	Memorandum of Lease. Tenant shall not record this Lease, a short form memorandum hereof or any other document against Landlord’s title to the Project and/or Premises.

g.

Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any other relationship beside landlord and tenant.

h.

Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing sub-tenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such sub-tenancies.

i.	Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

j.

Signs.  Tenant shall not place any signs at the Project without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall Maintain all signs installed by Tenant in good condition. Tenant shall remove its signs on or prior to the Lease Expiration Date, shall repair any resulting damage, and shall restore the Project to its condition existing prior to the installation of Tenant’s signs.  Landlord hereby consents to the existing signage on the Project pursuant to the Existing Lease.

k.

Brokers. Tenant agrees that it has dealt with no brokers in connection with this Lease, except Jones Lang LaSalle (as “Landlord’s Broker”), and CBRE Inc. (as “Tenant’s Broker”). Landlord agrees to pay any commission due by Landlord to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Tenant agrees to indemnify and hold Landlord harmless from any and all claims for commissions or fees in connection with the Premises and this Lease from any other real estate brokers or agents with whom Tenant may have dealt.

l.

Joint and Several. If Tenant consists of more than one person, then the obligation of all such persons shall be joint and several. In such event, requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity shall be deemed to have been given to all persons and entities.

m.

OFAC. Tenant hereby represents, warrants and certifies that: (a) neither it nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States

Department of Justice, or the United States Treasury Department as a terrorist, “Specifically Designated National or Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (b) neither it nor its officers, directors or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and (c) neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, (Public Law 107-56), the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto. If the foregoing representations are untrue at any time during the Term, then an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant. The provisions of this subsection shall survive the Lease Expiration Date.

n.

Roof Use by Landlord. Landlord reserves the right to use the surface of the roof in any manner which does not materially interfere with Tenant’s use of the Premises including, but not limited to, installation of telecommunication equipment, solar equipment, fuel cells, battery storage, distributed technologies or any other uses.  Landlord acknowledges and agrees that its right of access to the roof is subject to the restrictions set forth in Section 14 of this Lease.

o.

Renewable Energy. Tenant agrees to cooperate with Landlord in the event that Landlord desires to provide a source of renewable energy to serve the Premises or the Project, such as solar or wind power. Without limiting the foregoing, Tenant shall, upon request, (i) provide Landlord with its actual and estimated future energy consumption needs, (ii) if the Premises is separately metered, enter into a reasonable power purchase agreement with Landlord or the generator of the renewable energy source, provided that Tenant shall not be obligated to pay more than it pays the utility company, (iii) in connection with any such renewable energy source, enter into a reasonable net meter arrangement with the utility company providing service to the Premises, and (iv) permit Landlord and/or the installation company reasonable access to the Premises to permit connection of the renewable energy system and net meter to the electrical facilities serving the Premises. Upon installation of any renewable energy system, Tenant shall be obligated to purchase the energy generated by such system, not to exceed Tenant’s actual energy usage.

p.

Force Majeure. If either party to this Lease is prevented from performing any obligation under this Lease by a Force Majeure, such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period during which the Force Majeure continues; provided, however, that this Section shall not (a) permit Tenant to hold over in the Premises after the Lease Expiration Date, or (b) excuse (or extend any time period for the performance of) (i) any obligation to pay Rent, otherwise remit money or deliver credit enhancement, (ii) any obligation under the “Indemnity and Waiver of Claims” and “Insurance” Sections, or (iii) any of Tenant’s obligations whose breach would interfere with another occupant’s use, occupancy or enjoyment of its Premises or the Project.

q.

Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, email of a pdf copy, DocuSign or other similar technology application shall constitute and have the same force and effect as the original signature of the party.

Following execution, a pdf (or similar image file format) of this Lease (whether signed electronically or in ink) shall be deemed the equivalent of the delivery of the original, and any party delivering such a counterpart shall in all events deliver to the other party an original signature promptly upon request.

r.

Unrelated Business Income. If Landlord becomes aware that any part of the payments by Tenant to Landlord under this Lease may be characterized as (i) unrelated business income, or (ii) not “rents from real property,” in each case, under the United States Internal Revenue Code and related regulations, then Tenant shall enter into any amendment proposed by Landlord to change such characterizations, provided the amendment does not require Tenant to make more payments or accept fewer services from Landlord than under this Lease.

s.

Waiver of Redemption of Tenant. Tenant hereby waives, for Tenant and for all those claiming by, under or through Tenant, all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises or Project after any termination of this Lease.

t.

Rights Reserved by Landlord. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Project and the Building as Landlord deems appropriate, including, without limitation, the right to grant easements, rights of way, utility raceways and make dedications; to grant lease, license or use rights to third parties; to utilize the foregoing easements or licenses at the Project; to dedicate for public use portions of the Project; to improve the energy efficiency or sustainability of the Building or the Project; and to change the name of the Building or the Project.

u.	Sustainability Contact. Landlord’s sustainability contact for the Project can be reached at sustainability@linklogistics.com.

v.Exhibits: The following exhibits are incorporated into and made a part of this Lease:

•Exhibit A (Definitions)

•Exhibit B (Plan Showing Premises)

•Exhibit C (Rules and Regulations)

•Exhibit D (Landlord Payment Instructions; Tenant Portal Instructions)

•Exhibit E (Minimum Service Contract Requirements)

•Exhibit F (Move Out Conditions)

•Exhibit G (State Law Addendum)

[Signature Page Follows]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

BCORE Defender CA1W03, LLC
a Delaware limited liability company

By:	/s/ Joseph Finnigan
Name:	Joseph Finnigan
Title: Authorized Signatory

TENANT:

AEROVIRONMENT, INC.
a Delaware corporation

By:	/s/ Kevin McDonnell
Name:
Title:

EXHIBIT A

DEFINITIONS

The following terms are defined in the body of the Lease:

“Additional Insureds”

“Broker(s)”

“Building”

“CGL Policy”

“Estimated Expenses”

“Estimated Expense Notice”

“Event of Default”

“Existing Lease”

“Existing Lease Agreement”

“Landlord”

“Lease”

“Lease Commencement Date”

“Lease Expiration Date”

“Notice Addresses”

“Permitted Use”

“Premises”

“Project”

“Reconciliation Statement”

“Security Deposit”

“Service Contract”

“SDN”

“Substitute Lease”

“Substitute Tenant”

“Tenant”

“Tenant’s Share”

The following terms have the meanings below:

“ADA” means the Americans with Disabilities Act of 1990, 42 USC 12111 et seq., as the same may be amended from time to time.

“Additional Rent” means all sums other than Base Rent which Tenant is obligated to pay under this Lease, including without limitation Estimated Expenses, Taxes and Operating Expenses.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor, directly or indirectly, to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets, directly or indirectly, of Tenant as a going concern.

“Alteration” means any addition, alteration or improvement to the Premises or the Project made by Tenant or any Tenant Party , whether prior to or after the date of this Lease.

“Applicable Interest Rate” means interest, charged and compounded daily, at the rate of the lesser of (i) 0.0005% per day or (ii) the maximum rate permitted by Applicable Laws.

“Applicable Laws” mean all applicable laws, statutes, codes, ordinances, orders, zoning, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Land or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the ADA, Environmental Laws and CC&Rs.

“Base Rent” means the amounts set forth in the “Base Rent” Section of this Lease, charged monthly on or before the Lease Commencement Date and thereafter on the first day of each calendar month.

“CC&Rs” means any covenants, conditions and restrictions encumbering the Land and/or the Project or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof.

“Costs of Reletting” means the costs incurred by Landlord to relet the Premises or a portion thereof, including brokers’ commissions, advertising, and repairs, alterations, improvements and concessions to obtain a new tenant.

“Environmental Laws” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, in, under, or about the Premises or the environment, including without limitation, the following: the federal Comprehensive Environmental Response, Compensation and Liability Act; the federal Resource Conservation and Recovery Act, the federal Clean Air Act; the federal Water Pollution Control Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.

“Financials” means financial information certified by an officer of Tenant as being true and correct, including, but not limited to, (i) credit reports, (ii) tax returns, (iii) current, accurate, audited financial statements for Tenant and Tenant’s business, and (iv) unaudited financial statements (which shall at least include a balance sheet, an income statement and a statement of cash flow) for Tenant and Tenant’s business for each of the 3 years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied.

“Force Majeure” means any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action or orders, civil commotion, epidemic, pandemic, public health emergency or other cause beyond a party’s reasonable control.

“Hazardous Materials” means any substance, material, waste, pollutant, or contaminant listed or defined as hazardous, toxic or dangerous under any Environmental Laws, including asbestos, asbestos containing materials, polychlorinated, per- and polyfluoroalkyl substances, and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and explosives, flammables, or radioactive substances of any kind.

“HVAC System” means all heating ventilation, and air conditioning systems and equipment inside or exclusively serving the Premises.

“Indemnitees” means Landlord’s affiliated entities, and each of Landlord’s and Landlord’s affiliated entities’ respective trustees, members, managers, principals, beneficiaries, partners, directors, officers, employees, shareholders, Mortgagees, agents, contractors, representatives, successors and assigns.

“Land” means the parcel(s) of land on which the Building and other adjacent improvements and appurtenances owned by Landlord are located or situated.

“Lease Year” means the period from the Lease Commencement Date through the succeeding 12 full calendar months (provided, however, that, if the Lease Commencement Date does not occur on the first day of a calendar month, then the first Lease Year shall include the partial calendar month in which the Lease Commencement Date occurs and the succeeding 12 full calendar months) and each successive 12-month period thereafter during the Term.

“Legal Holiday” means any federal holiday or holiday recognized by the state in which the Premises are located.

“Losses” means any and all claims, judgments, causes of action, damages, obligations, penalties, fines, taxes, costs, liens, liabilities, losses, charges and expenses, including without limitation all attorneys’ fees and other professional fees.

“Maintain” or “Maintenance” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Mortgage” means all ground leases, master leases and all mortgages and deeds of trust or other lien or encumbrance which now or hereafter affect the Premises, the Building or the Project or Landlord’s interest therein (including any modifications, renewals or extensions thereof and all amendments thereto).

“Mortgagee” means the party having the benefit of a Mortgage.

“notice” means any and all notices, requests, demands, approvals and consents.

“Operating Expenses” means the total costs and expenses incurred, or sums paid, by Landlord for insurance maintained by Landlord as described in the “Insurance” Section of this Lease, including, without limitation, Landlord’s cost of any deductible or self-insurance retention.

“Proceeding for Debt Relief” means, with respect to Tenant or any guarantor of Tenant’s obligations hereunder, a case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property.

“Rent” means Base Rent and all Additional Rent payable under this Lease.

“Rules and Regulations” means the rules and regulations of the Project as reasonably established by Landlord from time to time.

“SNDA” means a subordination, non-disturbance and attornment agreement.

“Systems” means any electrical, mechanical, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building or Project.

“Taken” or “Taking” means acquisition by a public authority under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof.

“Taxes” means (a) all taxes, assessments, supplementary taxes, possessory interest taxes, levies, fees, exactions and other governmental charges, together with any interest, charges, and fees in connection therewith, which are assessed, levied, charged, conferred or imposed by any public authority upon the Premises, the Building, or the Project, or any other improvements, fixtures, equipment or other property located at or on the Premises, the Building, or the Project, any excise, use, margin, transaction, sales or privilege taxes, assessments, levies or charges and other taxes assessed or imposed upon the rents payable to Landlord under this Lease (excluding net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder), including but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Premises, Building, or the Project, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the share of the Premises, Building and the Project of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Premises, Building and the portion of the Project allocable to the Building, (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Premises, Building or the Project, and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities.

“Tenant Party” or “Tenant’s Parties” means Tenant’s and Tenant’s affiliates’ employees, agents, customers, visitors, representatives, invitees, licensees, contractors, assignees or subtenants.

“Tenant Portal” means the online tenant portal described in Exhibit D, through which Landlord can deliver notices and communicate with Tenant, and Tenant can fulfill certain of its obligations under this Lease.

“Tenant’s Property” means all fixtures, furniture, equipment (including any racking and/or telecommunications, data and/or security equipment), merchandise, inventory, and all other personal property and other contents contained within the Premises whether installed in, or brought upon, the Premises by Tenant, a Tenant Party or Tenant’s assignees, subtenants or occupants.

“Term” means the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, or (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, such change of ownership or control shall constitute a Transfer.

“Use” means having a right to possess, use, or occupy the Premises.

EXHIBIT B

PREMISES

The Premises occupy the space between the walls, and floor and ceiling, of the Building, as depicted below.

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B-1

EXHIBIT C

RULES AND REGULATIONS

Capitalized terms used but not defined herein shall have the meanings given in Tenant’s Lease.

1.Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure or otherwise damage the Premises or Building. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord, Landlord’s performance of its obligations under the Lease or other leases with other tenants, or other tenants in the Building or Project. Tenant shall occupy the Premises in compliance with all Applicable Laws for the Premises or Project.

2.Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Project, including without limitation the insurer’s fire protection impairment procedures.

3.Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building; provided, however, Landlord hereby consents to any existing coverings under the Existing Lease.

4.No antenna, aerial, discs, dishes or other such device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal by Tenant, at Tenant’s sole cost and expense, without notice at any time. Tenant, at its sole cost and expense, shall repair any damage resulting from such removal and shall restore the Project to good order and condition.  Notwithstanding the foregoing, Landlord hereby consents to the existing antennas on the roof of the Premises under the Existing Lease.

5.No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of the Landlord.

6.The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant, including Tenant inventory, to the satisfaction of Landlord, and Tenant shall not place or permit any obstruction or materials in such areas or permit any work to be performed outside the Premises.

7.No open storage or auctions shall be permitted in the Project.

8.All garbage and refuse shall be placed in containers placed at the location designated for refuse collection, in the manner specified by Landlord. If Landlord consents to Tenant placing other containers, storage devices, construction dumpsters or similar vessels in the Project, Tenant must place plywood or other protective material under such items to protect the pavement or asphalt.

9.Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

10.Landlord shall have the right to designate the Project or Building (including the Premises) as a non-smoking building.

C-1

11.Unless otherwise directed by Landlord, Tenant shall have the right to park in common with other tenants of the Project in those areas designated by Landlord for non-reserved parking. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking area. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. The parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles, SUVs or pick-up trucks (“Permitted Size Vehicles”).  Landlord hereby consents to the existing unpowered “pull behind” trailers at the Premises.  No vehicle or equipment shall remain upon the Project longer than 72 hours. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Tenant may store overnight in the normal course of its business one operative tractor/trailer or truck for each dock high loading position exclusive to the Premises, if any, provided this overnight storage does not interfere with other tenant’s use of the Building or Project. Vehicles other than Permitted Size Vehicles shall otherwise be parked and loaded or unloaded as directed by Landlord. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Section, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. No vehicle or equipment of any kind shall be dismantled or repaired or serviced at the Project. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft.

12.Except as otherwise provided in the Lease, Tenant shall not use or keep on the Project or Premises (i) any matter having an offensive odor or which may negatively affect the indoor air quality of the Building, or (ii) any form of hemp or marijuana or ingredient thereof (e.g., THC or CBD) or any product containing same; nor shall any animals other than handicap assistance dogs in the company of their handlers be brought into or kept in or about the Project.

13.Tenant assumes all responsibility for protecting the Premises from theft and vandalism; provided, however, Tenant shall not install additional locks upon any door of the Premises or permit any duplicate keys to be made, or retain any keys upon the Lease Expiration Date.

14.Tenant shall cause all Tenant Parties to comply with these Rules and Regulations.

15.Landlord shall not be responsible or liable to Tenant for the non-performance of any other tenant or occupant of the Building or Project of the Rules and Regulations or for any interference or disturbance of Tenant by any other tenant or occupant.

16.Landlord reserves the right to make such amendments to these Rules and Regulations from time to time that are not inconsistent with the Lease.

C-2

EXHIBIT D

PAYMENT INSTRUCTIONS AND TENANT PORTAL

Tenant must before, or promptly after, the Lease Commencement Date register with the Tenant Portal as indicated below. Tenant hereby consents to receive any written or other notice under this Lease through the Tenant Portal.

Tenant agrees to make any payments required under this Lease by one of the following methodologies:

1.Through the Tenant Portal, as described below.

2.By wire.

3.By check.

4.By ACH.

Landlord will provide Yardi enrollment instructions, address for payment of Rent by check, and wire instructions for payment of Rent by wire in a separate “welcome package” or other communication.

D-1

EXHIBIT E

MINIMUM SERVICE CONTRACT REQUIREMENTS

Service Contract. The Service Contract for the HVAC System required under the Lease must become effective within 30 days of Tenant’s occupancy of the Premises, and service visits must be performed on at least a quarterly basis unless otherwise agreed in writing by Landlord. The maintenance contract must include the following services:

1.Adjust belt tension;

2.Lubricate all moving parts, as necessary;

3.Inspect and adjust all temperature and safety controls;

4.Check refrigeration system for leaks and operation;

5.Check refrigeration system for moisture;

6.Inspect compressor oil level and crank case heaters;

7.Check head pressure, suction pressure and oil pressure;

8.Inspect air filters and replace when necessary;

9.Check space conditions;

10.Check condensate drains and drain pans and clean, if necessary;

11.Inspect and adjust all valves;

12.Check and adjust dampers; and

13.Run machine through complete cycle.

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EXHIBIT F

MOVE OUT CONDITIONS

Notwithstanding anything to the contrary in this Lease, Tenant is obligated to check and address prior to move-out of the Premises the following items. The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.

1.All lighting is to be placed into good working order, including, without limitation, replacement of bulbs, ballasts and lenses consistent with existing lighting, as needed.

2.All truck doors, dock levelers and pedestrian doors, are to be serviced and placed in good operating order. This includes the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced are to be painted to match the Building standard.

3.All columns in the Premises are to be inspected for damage and Tenant shall be responsible for repairs to such structural columns resulting from damage caused by or attributable to Tenant and/or Tenant’s Parties.

4.HVAC Systems, including without limitation, warehouse heaters, industrial fans, exhaust and ventilation systems, air rotation units, and infrared tube heaters (if applicable), are to be placed in good working order, including the necessary replacement of any parts to return the HVAC System to a well-maintained condition. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC System.

5.All holes in the sheetrock walls of the Premises are to be repaired/painted prior to move-out, and all striping and markings on floor (including the warehouse floor) are to be removed in their entirety in a manner so as not to detrimentally affect the slab, which such removal methods and/or processes shall be subject to Landlord’s prior approval thereof.

6.The carpets and tiles are to be in a clean condition and not have any holes or chips in them. Landlord will accept reasonable wear and tear on these items provided they appear to be in a maintained condition.

7.The Premises is to be returned in a clean condition, including the cleaning of the offices, coffee bar, restroom areas, windows and other portions of the Premises.

8.The warehouse area of the Premises is to be in broom clean condition, free of debris and cobwebs, with all inventory and racking removed. There are to be no protrusion of anchors or bolts from the warehouse floor. All bolts, anchors or other devices used to attach or affix Tenant’s trade fixtures are to be removed, subject to Landlord’s prior written approval. If machinery/equipment is removed, the electrical lines are to be properly terminated at the nearest junction box.

9.All exterior windows with cracks or breakage are to be replaced, and all damaged window mullions are to be repaired or replaced, as necessary.

10.Tenant shall provide to Landlord the keys and passcodes for all locks on the Premises, including front doors, rear doors, and interior doors.

11.Except as otherwise agreed to in writing, it is expressly agreed that any and all telephonic, coaxial, ethernet, or other data, computer, word-processing, facsimile, cabling, or electronic wiring installed by

Tenant in, on or about the Premises, including all lines above the office ceiling (collectively, “Wiring”) is to be removed in its entirety, at Tenant’s sole cost and expense. Tenant shall be responsible for any and all damages to the Premises caused by such removal.

12.All electrical systems are to be left in a safe condition that conforms to Applicable Laws. Bare wires and dangerous installations are to be corrected prior to move-out.

13.All plumbing fixtures are to be in good working order, including the water heater. Faucets and toilets are to be leak-free. Any sump pumps in the truck well shall be free of debris and operational.

14.All dock bumpers must be left in place and well secured.

15. All Tenant exterior and interior signs shall be removed and at a minimum, the wall surface shall be restored and painted to match the existing color, it being expressly understood that Tenant shall be responsible for any and all damages to the Premises, the Building or the Project caused by such signage removal.

16. All waste containers placed in or about the Premises or the Project by Tenant (including in the dock areas of the Premises) shall be removed and the areas related thereto returned in a clean and sanitary condition, free of debris.

17.Any and all roof penetrations shall be resealed in a watertight condition.

18.The hatched area on the space plan on the following page indicates areas of the Premises that Tenant shall restore back to a condition that would provide open warehouse (floor to roof) upon expiration or termination of the Lease. Any area that is not directly under the mezzanine area, excluding restrooms, stairwells, and utility rooms, will be subject to removal by Tenant at Tenant’s expense. Said work shall include, but not be limited to, removing interior rooms, walls, ceilings, equipment, interior structures, capping fire sprinklers and electrical to the closest point to the roof of the building and/or to a remaining side wall/nearest junction box. HVAC ducting shall be removed back to the roof. The mezzanine office area of approximately 22,000 square feet shall be excluded from this removal requirement.

[see space plan on following page]

EXHIBIT G

STATE LAW ADDENDUM

CALIFORNIA CIVIL CODE SECTION 1938 STATEMENT   Pursuant to California Civil Code Section 1938, Landlord states that to the best of its knowledge as of the date of execution of this Lease, the property being leased pursuant hereto has not undergone an inspection by a Certified Access Specialist (CASp).  Landlord makes no representations, express or implied, as to the compliance of the Premises or the building in which the Premises are located with applicable construction related accessibility standards.  As required by California Civil Code Section 1938(e), Tenant is hereby notified that:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Nothing contained herein requires Landlord to perform any improvements that are not expressly required pursuant to the terms of this Lease.

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